Disclaimer

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Prospective purchasers are recommended to review the final private placement memorandum relating to the securities ("Offering Documents") discussed in this communication.  Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current.  A final private placement memorandum may be obtained from CS by calling toll-free 1-800-221-1037.

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ISCHUS CAPITAL MGT STRESS RUNS
NO PREPAY STRESS
	Class M1 -- Expected AA/Aa2			Class M2 -- Expected A+/A1
	Min 0			Min 0
Fwd LIBOR/Swap Shift	-200 bp	bp	200 bp	-200 bp	bp	200 bp
Prepay	1.00x Base Case	1.00x Base Case	1.00x Base Case	1.00x Base Case	1.00x Base Case	1.00x Base Case

Loss Severity: 40%
Recovery Delay: 12 months
% Cum Loss Yield Break	9.32%	7.80%	2.02%	8.19%	6.57%	1.89%
CDR - Yield Break	8.2 CDR	6.6 CDR	1.5 CDR	7.0 CDR	5.4 CDR	1.4 CDR
% Cum Loss 1st $ Principal Loss	9.23%	7.70%	5.71%	8.19%	6.47%	4.36%
CDR - 1st $ Principal Loss	8.1 CDR	6.5 CDR	4.6 CDR	7.0 CDR	5.3 CDR	3.4 CDR

Loss Severity: 60%
Recovery Delay: 12 months
% Cum Loss Yield Break	9.70%	7.90%	2.05%	8.57%	6.71%	2.05%
CDR - Yield Break	5.3 CDR	4.2 CDR	1.0 CDR	4.6 CDR	3.5 CDR	1.0 CDR
% Cum Loss 1st $ Principal Loss	9.70%	7.90%	5.83%	8.57%	6.71%	4.55%
CDR - 1st $ Principal Loss	5.3 CDR	4.2 CDR	3.0 CDR	4.6 CDR	3.5 CDR	2.3 CDR

Loss Severity: 40%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	8.09%	6.57%	1.76%	7.09%	5.49%	1.63%
CDR - Yield Break	6.9 CDR	5.4 CDR	1.3 CDR	5.9 CDR	4.4 CDR	1.2 CDR
% Cum Loss 1st $ Principal Loss	8.09%	6.57%	4.82%	7.09%	5.49%	3.64%
CDR - 1st $ Principal Loss	6.9 CDR	5.4 CDR	3.8 CDR	5.9 CDR	4.4 CDR	2.8 CDR

Loss Severity: 60%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	8.73%	7.05%	1.85%	7.74%	6.00%	1.85%
CDR - Yield Break	4.7 CDR	3.7 CDR	0.9 CDR	4.1 CDR	3.1 CDR	0.9 CDR
% Cum Loss 1st $ Principal Loss	8.73%	7.05%	5.10%	7.74%	6.00%	3.99%
CDR - 1st $ Principal Loss	4.7 CDR	3.7 CDR	2.6 CDR	4.1 CDR	3.1 CDR	2.0 CDR